Exhibit 99(a)

Culp Announces First Quarter Results for Fiscal 2009

HIGH POINT, N.C.--(BUSINESS WIRE)--Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter ended August 3, 2008.

Overview

For the three months ended August 3, 2008, net sales were $59.3 million compared with $65.2 million a year ago. The company reported net income of $781,000, or $0.06 per diluted share, for the first quarter of fiscal 2009, compared with net income of $851,000, or $0.07 per diluted share, for the first quarter of fiscal 2008. The financial results for the first quarter of fiscal 2009 included $267,000, or $0.02 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the first fiscal quarter was $1.0 million, or $0.08 per diluted share. The financial results for the first quarter of fiscal 2008 included $624,000, or $0.05 per diluted share, in restructuring and related charges, after taxes. Excluding these charges, net income for the first fiscal quarter of 2008 was $1.5 million, or $0.12 per diluted share. (A reconciliation of net income and net income per share has been set forth on Page 6.) The results for the first quarter of fiscal 2009 reflect 14 weeks as compared to 13 weeks for the same period a year ago.

Frank Saxon, chief executive officer of Culp, Inc., said, “The results for the first quarter of fiscal 2009 reflect outstanding performance in our mattress fabrics business and a greater than expected loss in our upholstery fabrics business. The retail climate we are facing so far this year, particularly in the furniture industry, is as difficult as we have seen in many years. However, during these challenging times we are working diligently to strengthen our business models in both divisions and increase the value we are providing our customers in terms of product innovation, delivery performance and quality.”

Mattress Fabrics Segment

Mattress fabric (known as mattress ticking) sales for the first quarter were $35.6 million, a 2.7 percent decline compared with $36.5 million for the first quarter of fiscal 2008. On a unit volume basis, total yards sold decreased by 4.7 percent compared with the first quarter of fiscal 2008. The average selling price of $2.49 per yard for the first quarter of fiscal 2009 increased 2.1 percent over the same period a year ago due to a shift in product mix. Operating income for this segment was $4.2 million, compared with $3.8 million, for the prior-year period.

“Mattress fabrics have been a driving force in Culp’s business and accounted for 60 percent of the company’s sales in the first quarter,” added Saxon. “Above all, we are committed to building upon our value proposition to customers. We have now completed a $5.0 million capital project to significantly strengthen our woven mattress fabrics manufacturing operations and provide further reactive capacity for our customers. The August 11, 2008, acquisition of the knitted mattress fabrics operation of Bodet & Horst USA, or B&H, will further enhance Culp’s strong service platform with improved supply logistics from pattern inception to fabric delivery, allowing accelerated responsiveness and greater stability. With our woven fabrics expansion and the completion of the B&H acquisition, Culp is now positioned with a large and modern, vertically integrated manufacturing platform in all major product categories of the mattress fabrics industry. Our strategic focus in mattress fabrics continues to be on providing our customers with outstanding delivery performance, quality and innovative fabrics.”

Upholstery Fabrics Segment

Sales for this segment, which include both fabric and cut and sewn kits, were $23.8 million, a 17 percent decline compared with $28.7 million in the first quarter of fiscal 2008. Total fabric yards sold, which exclude fabric used in cut and sewn kits, declined by 16.9 percent, while average selling prices were up 3.5 percent compared with the first quarter of fiscal 2008. Upholstery fabrics sales reflect substantially lower demand industry wide, as well as continued very weak demand for U.S. produced upholstery fabrics, driven by consumer preference for leather and suede furniture and other imported furniture and fabrics. Sales of non-U.S. produced fabrics were $17.4 million in the first quarter, down eight percent over the prior year period, while sales of U.S. produced fabrics were $6.3 million, down 35 percent from the first quarter of fiscal 2008. Operating loss for the upholstery fabrics segment for the first quarter of fiscal 2009 was $1.4 million compared with operating income of $450,000 for the same period a year ago.

Saxon added, “While we expected industry conditions for upholstery fabrics to be extremely challenging for the first quarter of fiscal 2009, they have proven to be more severe than we initially expected. The uncertain economy, housing crisis and high energy costs have continued to significantly influence consumer demand for furniture and have adversely affected Culp’s upholstery fabric sales for both U.S.-produced and non U.S.-produced goods. In response to this environment and our first quarter results, we are immediately putting into operation a profit improvement plan in the upholstery fabrics business, including the following major actions:

  Implementing a modest price increase on certain upholstery fabrics during the second fiscal quarter; and wherever possible, obtaining price concessions from suppliers on certain high volume items where we could not increase our selling prices.
  Implementing a 20 percent reduction in selling, general and administrative expenses, totaling approximately $2.0 million on an annual basis. This initiative was completed by the end of August 2008.
  Consolidating our China operations into fewer facilities and reducing excess manufacturing capacity, which will lower costs by about $2.0 million on an annual basis. These actions, which will be implemented over the next five months, are expected to result in a pre-tax charge during the second and third quarters of approximately $3.9 million, of which $3.5 million reflects non-cash charges for fixed assets.

“As difficult as these decisions are, we remain cautiously optimistic about our longer term prospects in the upholstery fabrics business because of the following: a) we have been receiving significantly higher fabric placements, including cut and sewn kits, with a broader base of customers; b) a declining base of competitors due to the challenging economic environment; c) the improving value we are providing to customers from our China and U.S. operations; d) the benefits realized through the operational improvements being made in our Anderson, South Carolina velvet facility; and e) the expected results from our profit improvement plan. These are all favorable indicators for improving results over the long term as the eventual recovery in consumer demand for furniture takes place. We are committed to taking the necessary steps to achieve profitability in upholstery fabrics regardless of prevailing economic and business conditions,” added Saxon.

Balance Sheet

“Maintaining a strong balance sheet provides a solid foundation and the ability to execute our strategy in fiscal 2009,” added Saxon. “At the end of the first fiscal quarter, our balance sheet reflected $6.4 million in cash and cash equivalents, compared with $4.9 million at the end of fiscal 2008. Total debt was $21.4 million compared with $38.6 million at the end of the first quarter of fiscal 2008. Debt to capital was 20 percent compared with 32 percent a year ago. The B&H acquisition was financed by $11.0 million in unsecured senior notes with no principal payments due for three years.”

Outlook

Commenting on the outlook for the second quarter of fiscal 2009, Saxon remarked, “We believe our mattress fabrics segment will continue to perform well, but we do not expect any meaningful change in the demand trends in our upholstery fabrics segment.

“We expect sales in our mattress fabrics segment to be down approximately 6 to 10 percent for the second quarter due to lower demand as a result of the slowdown in the bedding industry, and the planned discontinuation of certain products from the ITG acquisition. However, operating income in this segment is expected to improve slightly compared with the prior year period due primarily to the B&H acquisition.

“In our upholstery fabrics segment, we expect sales to be down approximately 20 to 25 percent for the second quarter, due primarily to very weak demand in the retail furniture business. We believe the upholstery fabric segment’s results will reflect an operating loss, but will show measurable improvement over the first quarter of fiscal 2009. We are estimating approximately $3.2 million of pre-tax restructuring and related charges, of which $2.9 million are non-cash charges, during the second fiscal quarter primarily for the cost reduction actions being taken in our China operations.

“Considering these factors, we expect net income in the second quarter in the range of $0.06 to $0.10 per diluted share, excluding restructuring and related charges. The expected tax rate for the second quarter will be significantly higher compared with the tax benefit reflected in the results for the second quarter of last year. This is management's best estimate at present, recognizing that future financial results are difficult to predict because the upholstery fabrics industry is undergoing a dramatic transition and many internal changes are still underway within the company. The actual results will depend primarily upon the level of demand throughout the quarter," said Saxon.

The company estimates that restructuring and related charges of approximately $3.2 million ($1.9 million net of taxes, or $0.15 per diluted share) will be incurred during the second fiscal quarter. Including the restructuring and related charges, the company expects to report a net loss for the second fiscal quarter in the range of ($0.09) to ($0.05) per diluted share. (A reconciliation of the projected net income (loss) per share calculation has been set forth on Page 6.)

In closing, Saxon remarked, "Looking ahead, our mattress fabrics business will be the key contributor to our profitability in fiscal 2009. We believe there are opportunities to continue to develop our mattress fabrics business with our improved manufacturing platform in both woven and knit product categories and our strong focus on delivering exceptional customer service. However, the challenging conditions in the retail furniture industry will continue to influence our results in the upholstery fabrics business. We will continue to make the changes necessary to align our cost structure with expected demand, strengthen our competitive position, and take advantage of the retail furniture industry's recovery when it occurs.”

About the Company

Culp, Inc. is one of the world’s largest marketers of mattress fabrics for bedding and upholstery fabrics for furniture. The company’s fabrics are used principally in the production of bedding products and residential and commercial upholstered furniture.

This release contains statements that may be deemed “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934). Such statements are inherently subject to risks and uncertainties. Further, forward-looking statements are intended to speak only as of the date on which they are made. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about the Company’s future operations, production levels, sales, SG&A or other expenses, margins, gross profit, operating income, earnings or other performance measures. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on the Company’s business and prospects. Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect the Company adversely. Changes in consumer tastes or preferences toward products not produced by the Company could erode demand for the Company’s products. Strengthening of the U.S. dollar against other currencies could make the Company’s products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on the Company’s sales in the U.S. of products produced in those countries. Also, economic and political instability in international areas could affect the Company’s operations or sources of goods in those areas, as well as demand for the Company’s products in international markets. Also, the level of success in integrating the acquisition of assets from Bodet & Horst will affect the Company’s ability to meet its profitability goals. Finally, unanticipated delays or costs in executing restructuring actions could cause the cumulative effect of restructuring actions to fail to meet the objectives set forth by management. Other factors that could affect the matters discussed in forward-looking statements are included in the Company’s periodic reports filed with the Securities and Exchange Commission, including the “Risk Factors” section in the Company’s most recent annual report of Form 10-K filed with the Securities and Exchange Commission on July 9, 2008, for the fiscal year ended April 27, 2008.

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	August 3,	July 29,
	2008	2007
Net sales	$59,321,000	$65,230,000
Income before income taxes	$1,205,000	$1,311,000
Net income	$781,000	$851,000
Net income per share:
Basic	$0.06	$0.07
Diluted	$0.06	$0.07
Income before income taxes, excluding restructuring and related charges(a)	$1,621,000	$2,286,000
Net income, excluding restructuring and related charges	$1,048,000	$1,475,000
Net income per share, diluted, excluding restructuring and related charges(a)	$0.08	$0.12
Average shares outstanding:
Basic	12,648,000	12,583,000
Diluted	12,736,000	12,728,000

(a) Excludes restructuring and related charges of $416,000 ($267,000 or $0.02 per diluted share, after taxes) for the first quarter of fiscal 2009. Excludes restructuring and related charges of $975,000 ($624,000 or $0.05 per diluted share, after taxes) for the first quarter of fiscal 2008.

CULP, INC.
Reconciliation of Income before income taxes as Reported to Pro Forma Income before income taxes
(Unaudited)

	Three Months Ended
	August 3,	July 29,
	2008	2007
Income before income taxes, as reported	$1,205,000	$1,311,000
Restructuring and related charges	416,000	975,000
Pro forma income before income taxes	$1,621,000	$2,286,000

Reconciliation of Net Income as Reported to Pro Forma Net Income
(Unaudited)

	Three Months Ended
	August 3,	July 29,
	2008	2007
Net income, as reported	$781,000	$851,000
Restructuring and related charges, net of income taxes	267,000	624,000
Pro forma net income	$1,048,000	$1,475,000

Reconciliation of Net Income Per Share as Reported to Pro Forma Net Income Per Share
(Unaudited)

	Three Months Ended
	August 3,	July 29,
	2008	2007
Net income per diluted share	$0.06	$0.07
Restructuring and related charges, net of income taxes	0.02	0.05
Pro forma net income per diluted share	$0.08	$0.12

Reconciliation of Projected Range of Net loss Per Share to Projected Range of Pro Forma Net Income Per Share
(Unaudited)

	Three Months Ending
	November 2, 2008
Projected range of net loss per diluted share	$(0.09) - $(0.05)
Projected restructuring and related charges, net of income taxes	0.15
Projected range of pro forma net income per diluted share	$0.06 - $0.10

CONTACT:
Culp, Inc.
Investor Contact:
Kenneth R. Bowling, Chief Financial Officer, 336-881-5630